THE SCOTT LAW FIRM, LTD.
                        201 West Lake Street, Suite 243
                               Chicago, IL 60606
                                (312) 957-5553
                             wscott@wscottlaw.com

						October 29, 2010

To:  The Board Of Directors
Ashley Capital Management, Inc.
5914 N. 300 West
Fremont, IN  46737

Dear Board of Directors,

We have acted as your counsel in connection with the organization of Atlas Futures Fund, LP, a Delaware limited partnership (the "Registrant"), wherein your firm serves as the corporate general partner and the preparation of a Registration Statement on Form S-1, filed today with the Securities and Exchange Commission (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of $10,000,000 of units of partnership interest of the Registrant (the "Units").

For purposes of rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified or photostat copies, the authenticity of the originals of such copies. We also assume that no purchaser of Units will participate in the management of the Registrant. Based upon the foregoing and our familiarity with the organization of the Registrant, we are of the opinion that:

1.	The Units to be offered for sale as described in the Registration
Statement, when sold in the manner and under the conditions set forth therein, are duly authorized by the Registrant to be issued and will evidence an interest in the Registrant as provided in the Limited Partnership Agreement and when issued pursuant to those terms will be fully paid and non-assessable.

2.	The Units, when issued as described in the Registration Statement, will be legally issued.

3.	Upon the purchase, the investors in the Units will become owners of the
Registrant prorate with the holders of all other issued and outstanding Units of the Registrant and the investors liability for the losses and obligations of the Registrant will be limited to their investment and accumulated profits, if any, in the Fund and to the extent provided by the Delaware Limited Partnership Act and the Limited Partnership Agreement and subject only to repayment of distributions that were distributed to such unit holder in excess of their prorate interest in the Registrant or otherwise wrongfully and as provided by the Federal Bankruptcy laws in the event of the filing for bankruptcy by the Registrant.

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The opinion does not extend or opine upon the legality of the sale of Units pursuant to Federal or state securities laws applicable to the offer and sale of securities.

We have relied upon our interpretation of Delaware General Corporation Law and Limited Partnership Act.

We hereby consent to the filing of this opinion as an Exhibit to the Form S-1 Registration Statement filed by the General Partner on behalf of Atlas Futures Fund, LP with the U. S. Securities and Exchange Commission and the states to be selected by your firm where the Units will be offered for sale and to all references to the legality of the Units referred to in the Form S-1 attributed to our firm.

						Very truly yours,

						The Scott Law Firm, Ltd.


						/s/ William S. Scott
						William S. Scott
						For the Firm

WSS:lf

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